Exhibit 99.2

June 6, 2017

Carvana Announces First Quarter 2017 Financial Results

Reports Record Revenue of $159 million, an increase of 118%

PHOENIX – Carvana Co. (NYSE: CVNA), a leading eCommerce platform for buying used cars, today announced financial results for its first quarter ended March 31, 2017. Carvana’s complete first quarter 2017 financial results and management commentary can be found by accessing the Company’s shareholder letter at: https://investors.carvana.com/financial-reports/sec-filings. Beginning with today’s financial report, the Company intends to use its investor relations website, investors.carvana.com, as a disclosure method.

“We are excited to announce record revenue in our first earnings report as a newly public company. Our strong performance this quarter reflects a significant increase in retail units, as well as expansion into new markets. During the quarter we made important enhancements to the customer experience through new product development, resulting in ongoing optimization from website through vehicle delivery,” said Ernie Garcia, Carvana founder and CEO. “We continue to see increased consumer adoption of online car buying across our markets, charting a clear path to consistent growth within the $710 billion U.S. used auto market. Carvana’s unique business model includes proprietary technology and assets, like the vending machines, that deliver customer experiences that position us to execute against our aggressive growth plans.”

First Quarter 2017 Financial Summary

We achieved significant unit and revenue growth in Q1 2017, coupled with increased total gross profit per unit. All financial comparisons are versus Q1 2016, unless otherwise noted.

•	Retail units sold totaled 8,334, an increase of 120%

•	Revenue totaled $159.1 million, an increase of 118%

•	Total gross profit was $9.7 million, an increase of 146%

•	Total gross profit per unit was $1,169, an increase of $123 per unit

•	Net loss was $38.4 million, an increase of 122%

•	EBITDA margin was (21.6%), an improvement from (30.6%) in Q4 2016 and flat versus Q1 2016

•	GAAP basic and diluted net loss per Class A unit was $0.44, based on 103.3 million Class A units outstanding

•
Adjusted net loss per Class A share, a non-GAAP measure, was $0.28, based on 136.8 million shares of Class A common stock outstanding assuming the exchange of all outstanding LLC Units for shares of Class A common stock and the issuance of 15.0 million shares of Class A common stock pursuant to our initial public offering

•	We opened 2 new markets, bringing our end-of-quarter total to 23

Q2 and Fiscal 2017 Outlook
We anticipate further unit and revenue growth, as well as total gross profit per unit improvement. For Q2 2017, we expect:

•	Retail unit sales of 10,000 – 10,500

•	Total revenue of $193 million - $203 million

•	Total gross profit per unit of $1,375 – $1,425

•	EBITDA margin of (18%) – (18.5%)
For fiscal year 2017, we expect:

•	Retail unit sales of 44,000 – 46,000, an increase from 18,761 in 2016

•	Revenue of $850 million – $910 million, an increase from $365 million in 2016

•	Total gross profit per unit of $1,475 – $1,575, an increase from $1,023 in 2016

•	EBITDA margin of (14%) – (16%), an improvement from (23.2%) in 2016

•	16 – 18 new market openings, bringing our end-of-year total to 37 – 39
For more information regarding the non-GAAP financial measures, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this press release. Guidance for EBITDA margin excludes depreciation and amortization expense and interest expense. We have not reconciled EBITDA guidance to GAAP net loss as a result of the uncertainty regarding, and the potential variability of, interest expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. Depreciation and amortization expense, which is a component of the reconciliation between EBITDA and GAAP net loss, is expected to be between 1.0% and 1.5% of total revenues for both Q2 2017 and FY 2017.

Conference Call Details

Carvana will host a conference call today, June 6, 2017, at 2 p.m. PDT (5 p.m. EDT) to discuss financial results. To participate in the live call, analysts and investors should dial (412) 902-6510. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the conference call will be available until Tuesday, June 13, 2017, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10107789#.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: (1) our history of losses and ability to maintain profitability in the future, (2) our ability to effectively manage our rapid growth, (3) our limited operating history, (4) the seasonal and other fluctuations in our quarterly operating results,

(5) our relationship with DriveTime Automotive Group, Inc.,(6) our management’s accounting judgments and estimates, as well as changes to accounting policies, (7) our ability to compete in the highly competitive industry in which we participate, (8) the changes in prices of new and used vehicles, (9) our ability to acquire desirable inventory, (10) our ability to sell our inventory expeditiously, (11) our ability to sell and generate gains on the sale of automotive finance receivables, (12) our dependence on the sale of automotive finance receivables for a substantial portion of our gross profits, (13) our reliance on potentially fraudulent credit data for the automotive finance receivables we sell, (14) our ability to successfully market and brand our business;  (15) our reliance on Internet searches to drive traffic to our website, (16) our ability to comply with the laws and regulations to which we are subject, (17) the changes in the laws and regulations to which we are subject, (18) our ability to comply with the Telephone Consumer Protection Act of 1991;(19) the evolution of regulation of the Internet and eCommerce, (20) our ability to maintain reputational integrity and enhance our brand, (21) our ability to grow complementary product and service offerings, (22) our ability to address the shift to mobile device technology by our customers, (23) risks related to the larger automotive ecosystem, (24) the geographic concentration where we provide services, (25) our ability to raise additional capital, (26) our ability to maintain adequate relationships with the third parties that finance our vehicle inventory purchases, (27) the representations we make in our finance receivables we sell, (28) our reliance on our proprietary credit scoring model in the forecasting of loss rates, (29) our reliance on internal and external logistics to transport our vehicle inventory, (30) the risks associated with the construction and operation of our inspection and reconditioning centers, fulfillment centers and vending machines, including our dependence on one supplier for construction and maintenance for our vending machines, (31) our ability to protect the personal information and other data that we collect, process and store, (32) disruptions in availability and functionality of our website, (33) our ability to protect our intellectual property, technology and confidential information, (34) our ability to defend against claims that our employees, consultants or advisors have wrongfully used or disclosed trade secrets or intellectual property, (35) our ability to defend against intellectual property disputes, (36) our ability to comply with the terms of open source licenses, (37) conditions affecting automotive manufacturers, including manufacturer recalls, (38) our reliance on third party technology to complete critical business functions, (39) our dependence on key personnel to operate our business, (40) the costs associated with becoming a public company, (41) the diversion of management’s attention and other disruptions associated with potential future acquisitions, (42) the legal proceedings to which we may be subject in the ordinary course of business, (43) potential errors in our retail installment contracts with our customers that could render them unenforceable and (44) risks relating to our corporate structure and tax receivable agreements.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this press release.

About Carvana Co.

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online automotive retail platform, with a fully transactional website that enables consumers to quickly and easily buy a car online, including finding their preferred vehicle, qualifying for financing, completing the purchase and loan with signed contracts, and receiving delivery or pickup of the vehicle from one of Carvana’s proprietary automated vending machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

Investor Relations:
The Blueshirt Group
investors@carvana.com

or

Media Contact:
Olson Engage
Kate Carver
carvana@olson.com

CARVANA GROUP, LLC AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

Adjusted Net Loss to Net Loss and Computation of Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. We believe that adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows:

Three Months Ended March 31, 2017
Numerator:
Net loss	$(38,439)
Add: Net loss attributable to non-controlling interests (1)	—
Adjusted net loss attributable to Carvana Co.	$(38,439)

Denominator:
Weighted-average shares of Class A common stock outstanding - basic	—
Adjustments:
Assumed exchange of LLC Units for shares of Class A common stock (1)	121,760
Assumed issuance of Class A common stock in connection with the initial public offering (2)	15,000
Adjusted shares of Class A common stock outstanding	136,760

Adjusted net loss per share	$(0.28)

(1)
Assumes exchange of all outstanding LLC Units for shares of Class A common stock retroactively applied as if the exchanges had occurred at the beginning of each period presented under the terms of the exchange agreement.

(2)	Adjustment to give effect to 15,000,000 shares issued in connection with the initial public offering retroactively applied as if the shares had been issued at the beginning of each period.

CARVANA GROUP, LLC AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - (Continued)
(Unaudited)
(In thousands, except per share amounts)

Net Loss to EBITDA

EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA is defined as net loss before interest expense, income tax expense and depreciation and amortization expense. We use EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, the most directly comparable GAAP measure, is as follows:

	Three Months Ended			Year Ended December 31,
	March 31, 2017	December 31, 2016	March 31, 2016	2016	2015	2014
Net loss	$(38,439)	$(35,694)	$(17,325)	$(93,112)	$(36,780)	$(15,238)
Depreciation and amortization expense	2,061	1,638	866	4,658	2,800	1,706
Interest expense	2,059	1,356	710	3,587	1,412	108
EBITDA	$(34,319)	$(32,700)	$(15,749)	$(84,867)	$(32,568)	$(13,424)

Total revenues	$159,073	$106,827	$72,951	$365,148	$130,392	$41,679
EBITDA Margin	(21.6)%	(30.6)%	(21.6)%	(23.2)%	(25.0)%	(32.2)%